                                                                       EXHIBIT 2



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                            ASSET PURCHASE AGREEMENT


                                     among


                             MOBIL OIL CORPORATION,


                         MOBIL CHEMICAL CANADA LIMITED


                                      and


                                  TENNECO INC.


                          Dated as of October 1, 1995


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

                               TABLE OF CONTENTS

                                   ARTICLE I
                             DEFINITIONS AND TERMS

                                                Page
     1.1   Specific Definitions...............   2
     1.2   Other Terms........................  12
     1.3   Other Definitional Provisions......  12

                                   ARTICLE II
                   PURCHASE AND SALE OF THE PLASTICS BUSINESS

     2.1   Purchase and Sale of Assets........  12
     2.2   Excluded Assets....................  14
     2.3   Assumption of Liabilities..........  16
     2.4   Excluded Liabilities...............  18
     2.5   Purchase Price.....................  22
     2.6   Post-Closing Adjustment............  22
     2.7   Closing............................  26
     2.8   Deliveries by Purchaser............  28
     2.9   Deliveries by Sellers..............  29
     2.10  Transfer Taxes and Recording Fees..  30

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF SELLERS

     3.1   Organization and Qualification.....  31
     3.2   Corporate Authorization............  31
     3.3   Consents and Approvals.............  32
     3.4   Non-Contravention..................  32
     3.5   Binding Effect.....................  33
     3.6   Financial Statements; Absence of
            Certain Changes...................  34
     3.7   Litigation and Claims..............  36
     3.8   Taxes..............................  37
     3.9   Employee Benefits..................  38
     3.10  Compliance with Laws...............  39
     3.11  Environmental Matters..............  39
     3.12  Intellectual Property..............  40
     3.13  Labor Matters......................  42
     3.14  Contracts..........................  43
     3.15  Entire Business; Title to Property.  44
     3.16  Finders' Fees......................  46
     3.17  No Undisclosed Liabilities.........  47
     3.18  No Other Representations or
            Warranties........................  47

                              ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     4.1  Organization and Qualification.................  48
     4.2  Corporate Authorization........................  48
     4.3  Consents and Approvals.........................  49
     4.4  Non-Contravention..............................  49
     4.5  Binding Effect.................................  50
     4.6  Finders' Fees..................................  50
     4.7  Financial Capability...........................  51
     4.8  No Other Representations or Warranties.........  51

                                   ARTICLE V
                                   COVENANTS

     5.1   Access........................................  51
     5.2   Conduct of Business...........................  52
     5.3   Best Efforts..................................  53
     5.4   Post-Closing Obligations to Certain
            Employees....................................  55
     5.5   Compliance with WARN, etc.....................  61
     5.6   Further Assurances............................  61
     5.7   Use of Corporate Name and Symbol; Technology
            and Transition License Agreement.............  62
     5.8   Transition Services...........................  63
     5.9   Macedon Technical Center Shared Facilities
            Agreement....................................  63
     5.10  Macedon Plant Essential Services Agreement....  63
     5.11  Certain Matters Related to Excluded
            Liabilities and Assumed Liabilities..........  64
     5.12  Employee Matters..............................  67
     5.13  Tax Matters...................................  67
     5.15  Covenant Not to Compete.......................  71
     5.16  Confidentiality...............................  73

                                   ARTICLE VI
                             CONDITIONS TO CLOSING

     6.1   Conditions to the Obligations of Purchaser
            and Sellers................................  74
     6.2   Conditions to the Obligations of Purchaser..  75
     6.3   Conditions to the Obligations of Sellers....  76

                                  ARTICLE VII
                           SURVIVAL; INDEMNIFICATION

     7.1   Survival..................................  78
     7.2   Indemnification by Purchaser..............  79
     7.3   Indemnification by Sellers................  80
     7.4   Indemnification Procedures................  82



     7.5   Characterization of Indemnification
            Payments..................................  85
     7.6   Computation of Losses Subject to
            Indemnification...........................  86

                                  ARTICLE VIII
                                  TERMINATION

     8.1   Termination................................  86
     8.2   Effect of Termination......................  87

                                   ARTICLE IX
                                 MISCELLANEOUS

     9.1   Notices.....................................  88
     9.2   Amendment; Waiver...........................  89
     9.3   Assignment..................................  90
     9.4   Entire Agreement............................  90
     9.5   Fulfillment of Obligations..................  90
     9.6   Parties in Interest.........................  90
     9.7   Public Disclosure...........................  91
     9.8   Return of Information.......................  91
     9.9   Expenses....................................  92
     9.10  Schedules...................................  92
     9.11  Bulk Transfer Laws..........................  92
     9.12  GOVERNING LAW; SUBMISSION TO JURISDICTION;
            SELECTION OF FORUM.........................  92
     9.13  Counterparts................................  93
     9.14  Headings....................................  93
     9.15  Severability................................  93

                        EXHIBITS, SCHEDULES AND ANNEXES


                                    EXHIBITS

Exhibit A           - Technology and Transition Agreement
Exhibit B           - Transition Services Agreement
Exhibit C           - Terms of Macedon Technical Center
                       Shared Facilities Agreement

                                   SCHEDULES

Schedule 1.1(a)     - Composite Marks
Schedule 1.1(b)     - Fixtures and Equipment
Schedule 1.1(c)     - Grocery Sack Patents
Schedule 1.1(d)     - Knowledge
Schedule 1.1(e)     - Leased Real Property
Schedule 1.1(f)     - Exceptions to Material Adverse
                       Change or Effect
Schedule 1.1(g)     - Modified GAAP
Schedule 1.1(h)     - Owned Real Property
Schedule 1.1(i)     - Stretch Film Patents
Schedule 2.3(e)     - Certain Assumed Litigation
Schedule 2.4(c)     - Excluded Litigation
Schedule 2.5        - Purchase Price Allocation
Schedule 3.3        - Consent and Approvals
Schedule 3.4        - Non-Contravention
Schedule 3.6(a)     - Financial Statements
Schedule 3.6(c)     - Certain Changes
Schedule 3.7(a)     - Litigation and Claims
Schedule 3.7(b)     - Orders and Judgments
Schedule 3.9        - Mobil Plans
Schedule 3.10       - Compliance with Laws
Schedule 3.11       - Environmental Matters
Schedule 3.12(a)    - Intellectual Property
Schedule 3.12(b)    - Restrictions on Use of Selected Marks
Schedule 3.12(c)    - Restrictions on Use of Intellectual
                       Property other than Selected Marks
Schedule 3.12(d)    - Claims Affecting Intellectual Property
Schedule 3.13       - Labor Matters
Schedule 3.14(i)    - Contracts
Schedule 3.14(ii)   - Validity of Contracts
Schedule 3.14(iii)  - Contracts in Default
Schedule 3.15(a)    - Exceptions to Entire Business
Schedule 3.15(b)    - Encumbrances
Schedule 3.15(d)    - Limitations on Transferred Assets
Schedule 4.3        - Consent and Approvals
Schedule 4.4        - Non-Contravention
Schedule 5.2        - Conduct of Business
Schedule 5.4(a)(i)  - U.S. Employees (other than Shared

                       Employees)
Schedule 5.4(a)(ii) - Canadian Employees (other than Shared
                       Employees)
Schedule 5.4(b)     - Required Level of Post-Closing
                       Employee Benefits
Schedule 5.4(d)     - Employees Eligible for Retiree
                       Medical and Life Insurance Benefits
Schedule 5.4(f)     - Employees Receiving Pay Protection

                                    ANNEXES

Annex 6.2 (c)       - Opinions of Sellers' Counsel
Annex 6.3 (c)       - Opinions of Purchaser's Counsel

                           v

                           ASSET PURCHASE AGREEMENT

          AGREEMENT, dated as of October 1, 1995, among MOBIL OIL CORPORATION, a New York corporation ("Mobil Oil"), MOBIL CHEMICAL CANADA LIMITED, a corporation organized under the laws of Ontario ("Mobil Canada" and, together with Mobil Oil, "Sellers"), and TENNECO INC., a Delaware corporation ("Purchaser").

                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, Sellers are engaged, in part, in the business of developing, manufacturing, marketing and distributing thermoformed and film-based plastic packaging and consumer products (the "Plastics Business"); and

          WHEREAS, Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and assume from Sellers, substantially all of the assets and liabilities of the Plastics Business, all as more specifically provided herein.

          NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

                                   ARTICLE I

                             DEFINITIONS AND TERMS

          1.1 Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

          "Adjusted Closing Balance Sheet" shall have the meaning set forth in
Section 2.6(b).

          "Affiliates" shall mean, with respect to any Person, any Persons directly or indirectly controlling, controlled by or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.

          "Agreement" shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

          "Ancillary Agreements" shall mean the Transition Services Agreement, the Macedon Technical Center Shared Facilities Agreement, the Macedon Plant Essential Services Agreement and the Technology and Transition License Agreement.

          "Assumed Liabilities" shall have the meaning set forth in Section 2.3.

          "Balance Sheet" shall have the meaning set forth in Section 3.6(a).

          "Base Amount" shall mean $421,894,000.

          "Books and Records" shall mean all lists, files and documents Relating to the Plastics Business and all general ledgers and underlying books of original entry and other financial records of the Plastics Business, including Tax Returns and tax records with respect to Taxes Relating to the Transferred Assets the failure of which to pay would result in an Encumbrance on any of the Transferred Assets (other than Tax Returns and tax records relating to Taxes measured by income and franchise Taxes) except to the extent included in or Related to any Excluded Assets.

          "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

          "Canadian Act" shall mean the Competition Act, as amended, of Canada.

          "Canadian Employees" shall mean Employees who are employed by Mobil Canada.

          "Claim Notice" shall have the meaning set forth in Section 7.4.

          "Clean Air Act" shall mean the Clean Air Act, 42 U.S.C. (S) 7401 et seq., as amended by the Clean Air Act Amendment of 1990 and implementing regulations.

          "Closing" shall mean the closing of the transactions contemplated by this Agreement.

          "Closing Balance Sheet" shall have the meaning set forth in Section 2.6(a).

          "Closing Date" shall have the meaning set forth in Section 2.7(a).

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Compliance Costs" shall mean capital and other costs and expenses of compliance with Environmental Laws associated with the ongoing running of the Plastics Business after the Closing or which arise by operation of Law or as a condition of an operating permit, including but not limited to (i) any costs associated with obtaining or maintaining compliance with permit requirements under Environmental Laws, including, but not limited to, permits issued under the Clean Air Act or similar state Laws, (ii) costs of constructing facilities required under operating permits issued pursuant to Environmental Laws and (iii) costs of operating, maintaining and removing or remediating asbestos-containing material or presumed asbestos-containing material, but excluding costs of remediation of Hazardous Substances as described in Section 2.4(b).

          "Composite Mark" shall mean any trademark, service mark, brand name, certification mark, trade name or other indication of origin that includes, in addition to other terms or symbols, a Mobil Mark and which is listed in Schedule 1.1(a).

          "Confidentiality Agreement" shall mean the Agreement, dated July 12, 1995, between Purchaser and Mobil Corporation.

          "Contracts" shall mean all agreements, contracts, leases, purchase orders, coupon, trade billback, refund and other arrangements, incentive agreements, commitments and licenses that are Related to the Plastics Business or to which the Transferred Assets are subject, except to the extent included in the Excluded Assets.

          "CPA Firm" shall have the meaning set forth in Section 2.6(b).

          "Current Assets" shall mean, as of the Closing Date, Inventory and all other current assets of the Plastics Business other than (i) cash, (ii) non-trade accounts receivable from Sellers or their Affiliates and (iii) deferred income Taxes.

          "Current Liabilities" shall mean, as of the Closing Date, all current liabilities of the Plastics Business other than (i) non-trade accounts payable to Sellers or their Affiliates and (ii) accrued and unpaid federal, state, local and foreign Taxes measured by income, including deferred income Taxes and franchise Taxes, with respect to the taxable periods, or portions thereof ending on or before the Closing Date.

          "Determination Date" shall mean the close of business on the date immediately preceding the Closing Date.

          "Employees" shall mean (x) Persons who are exclusively employed in the Plastics Business as of the Closing Date, (y) Inactive Employees and (z) Shared Employees.

          "Encumbrances" shall mean liens, charges, encumbrances, security interests, title defects, options or any other restrictions or third-party rights.

          "Environmental Assessment Report" shall mean the Environmental Assessment Report, dated September 19, 1995, prepared by Lexicon Environmental Associates included in Schedule 3.11.

          "Environmental Claim" shall mean any written claim, notice of violation or administrative or judicial action by any governmental authority or other Person resulting from or alleging the violation of any Environmental Law by either Seller in connection with the operation of the Plastics Business.

          "Environmental Law" shall mean any Law relating to (x) the protection of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land or wetlands) or (y) the exposure of Persons (other than Employees and Former Employees) to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, release or disposal of, Hazardous Substances, but excluding any Law, including common Law, governing protection of worker health and safety or human health (other than exposure of Persons other than Employees and Former Employees to Hazardous Substances), or establishing the basis for a claim for product liability.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Excluded Assets" shall have the meaning set forth in Section 2.2.

          "Excluded Environmental Liabilities" shall have the meaning set forth in Section 2.4.

          "Excluded Liabilities" shall have the meaning set forth in Section
2.4.

          "Financial Statements" shall have the meaning set forth in Section 3.6(a).

          "Fixtures and Equipment" shall mean all furniture, fixtures, furnishings, machinery, vehicles, equipment

(including research and development equipment) and other tangible personal property Related to the Plastics Business, including the Transferred Macedon Fixtures and Equipment and the Transferred RACC Fixtures and Equipment and except to the extent included in the Excluded Assets.

          "Former Employees" shall mean Persons whose employment in the Plastics Business terminated prior to the Closing Date (including Persons who, as of the Closing Date, have been receiving long-term disability benefits under a Mobil Plan for at least one year or have been laid off.

          "GAAP" shall mean United States generally accepted accounting principles.

          "Governmental Authorizations" shall mean all licenses, permits, certificates and other authorizations and approvals required to carry on the Plastics Business as currently conducted under the applicable laws, ordinances or regulations of any federal, state, local or foreign governmental authority.

          "Grocery Sack License" shall have the meaning set forth in Section
5.7.

          "Grocery Sack Patent" shall mean the patent listed on Schedule 1.1(c).

          "GST" shall mean the goods and services Tax imposed in accordance with
Part IX of the Excise Tax Act (Canada).

          "Hazardous Substances" shall mean any hazardous substances within the meaning of 101(14) of CERCLA, 42 U.S.C. (S) 9601(14), or any pollutant or waste or other substance that is regulated under any Environmental Law.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Inactive Employees" shall mean all Persons who (i) are exclusively employed in the Plastics Business or are Shared Employees and (ii) are absent from active employment by reason of disability, illness, injury, workers' compensation or leave of absence, but excluding Former Employees.

          "Indemnified Parties" shall have the meaning set forth in Section 7.3(a).

          "Indemnifying Party" shall have the meaning set forth in Section 7.4.

          "Intangible Rights" shall mean all claims, deposits, proceeds (including proceeds under any insurance contract or arrangement), prepayments, prepaid assets, refunds, credits, causes of action, rights of recovery, rights of set-off and recoupment, and all attorney-client, work product, and other legal privileges of Sellers, to the extent such rights are Related to the Transferred Assets or the Assumed Liabilities.

          "Intellectual Property" shall mean (except to the extent included in the Excluded Assets or subject to the rights of any third parties therein) all intellectual property (and the rights associated therewith) Related to the Plastics Business, including the following: trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including, without limitation, divisions, continuations, continuations-in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; non-public information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; copyrighted works and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

          "Inventory" shall mean all inventory held for resale and all polyethylene and polystyrene resins and other raw materials, work in process, finished products, goods in transit, spares, wrapping, supply and packaging items Related to the Plastics Business, except to the extent included in the Excluded Assets.

          "Knowledge" or any similar term shall mean the actual knowledge of the management employees of Sellers identified on Schedule 1.1(d).

          "Laws" shall include any federal, state, foreign or local law, statute, ordinance, rule, regulation, code, order, judgment, decree or injunction.

          "Leased Real Property" shall mean all real property leased on the date hereof by either Seller as lessee, including any buildings, structures and improvements thereon or appurtenances thereto and rights in respect thereof, Related to the Plastics Business. Schedule 1.1(e) sets forth a list of the Leased Real Property.

          "Losses" shall have the meaning set forth in Section 7.2.

          "Macedon Plant" shall mean the plant utilized by the Plastics Business in Macedon, New York.

          "Macedon Plant Essential Services Agreement" shall have the meaning set forth in Section 5.10.

          "Macedon Technical Center" shall mean the offices, laboratories and pilot plant of Mobil Oil located in Macedon, New York.

          "Macedon Technical Center Shared Facilities Agreement" shall have the meaning set forth in Section 5.9.

          "Material Adverse Change" shall mean a change or series of related changes that individually or in the aggregate is, or could reasonably be expected to be, materially adverse to the value of the Transferred Assets taken as a whole, or materially adverse to the business, financial condition or results of operations of the Plastics Business taken as a whole; provided, however, that any change identified on Schedule 1.1(f) shall not constitute a Material Adverse Change.

          "Material Adverse Effect" shall mean an effect that is, or could reasonably be expected to be, materially adverse to the value of the Transferred Assets taken as a whole, or materially adverse to the business, financial condition or results of operations of the Plastics Business taken as a whole; provided, however, that any effect identified on Schedule 1.1(f) shall not constitute a Material Adverse Effect.

          "Mobil Canada" shall have the meaning set forth in the recitals of this Agreement.

          "Mobil Mark" shall mean any trademark, service mark, brand name, certification mark, trade name, corporate name, or other indication of origin, incorporating or based on the term "Mobil" or the "Pegasus" symbol, or any other similar term or symbol.

          "Mobil Oil" shall have the meaning set forth in the recitals of this Agreement.

          "Mobil Plans" shall have the meaning set forth in Section 3.9.

          "Modified GAAP" shall mean GAAP, as modified by the principles set forth in Schedule 1.1(g).

          "Net Worth" shall be determined in accordance with Schedule 1.1(g).

          "North America" shall mean the United States of America, Canada and Mexico.

          "Notice Period" shall have the meaning set forth in Section 7.4.

          "Owned Real Property" shall mean all real property owned by either Seller, including any buildings, structures and improvements thereon or appurtenances thereto and rights in respect thereof, Related to the Plastics Business. Schedule 1.1(h) sets forth a list of the Owned Real Property.

          "Past Service Credit" shall have the meaning set forth in Section 5.4(c).

          "Permitted Encumbrances" shall have the meaning set forth in Section 3.15(b).

          "Person" shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization.

          "Plastics Business" shall have the meaning set forth in the recitals of this Agreement.

          "Purchase Price" shall have the meaning set forth in Section 2.5.

          "Purchaser" shall have the meaning set forth in the recitals of this Agreement.

          "Purchaser Indemnified Parties" shall have the meaning set forth in
Section 7.3(a).

          "Purchaser's Objection" shall have the meaning set forth in Section 2.6(b).

          "RACC" shall mean the Rochester Computer Center of Mobil Oil.

          "Related to" or "Relating to" shall mean primarily related to, or used primarily in connection with, prior to the Closing.

          "Required Approvals" shall mean the consents, approvals, waivers, authorizations, notices and filings referred to in Sections 3.3 and 4.3 and Schedules 3.3 and 4.3, other than any such consent, approval, waiver, authorization, notice or filing which, if not obtained or made, would not have a Material Adverse Effect and would not materially impair or delay the ability of Sellers, on the one hand, or Purchaser, on the other hand, as the case may be, to effect the Closing.

          "Selected Marks" shall mean all trademarks listed on Schedule 3.12(a) containing any of the terms "Hefty" (other than "Hefty Grip-its"), "Kordite", "Baggies", "One-Zip", "Cinch Sak", "Medi-Tuff" or "Steel-Sak".

          "Sellers" shall have the meaning set forth in the recitals of this Agreement.

          "Seller Indemnified Parties" shall have the meaning set forth in
Section 7.2.

          "Shared Employees" shall mean the employees of Sellers' division administration who provide services to the Plastics Business and are mutually agreed to by Sellers and Purchaser prior to the Closing Date.

          "Stretch Film License" shall have the meaning set forth in Section
5.7.

          "Stretch Film Patents" shall mean those patents listed on Schedule 1.1(i).

          "Subsidiary" shall mean, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person, either directly or through or together with any other Subsidiary of such Person, owns 50% or more of the equity interests.

          "Tax Returns" shall mean all reports and returns required to be filed with respect to Taxes.

          "Taxes" shall mean all federal, state, local or foreign taxes and governmental fees and charges of any nature whatsoever and however denominated, including but not limited to income, gross receipts, windfall profits, goods and services, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

          "Technology and Transition License Agreement" shall have the meaning set forth in Section 5.7.

          "Technology Licenses" shall mean the Stretch Film License and the Grocery Sack License.

          "Transferred Assets" shall have the meaning set forth in Section 2.1.

          "Transferred Macedon Fixtures and Equipment" shall mean the furniture, fixtures, furnishings, machinery, vehicles, equipment and other tangible personal property Related to the Plastics Business located at the Macedon Technical Center.

          "Transferred RACC Fixtures and Equipment" shall mean the furniture, fixtures, furnishings, machinery, vehicles, equipment and other tangible personal property Related to the Plastics Business located at RACC.

          "Transfer Costs" shall have the meaning set forth in Section 2.10.

          "Transition Services Agreement" shall have the meaning set forth in
Section 5.8.

          "U.S. Employees" shall mean Employees who are employed by Mobil Oil.

          "WARN" shall mean the Worker Adjustment and Retraining Notification
Act.

          1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

          1.3  Other Definitional Provisions.

          (a) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

          (c) The terms "dollars" and "$" shall mean United States dollars.

                                   ARTICLE II
                   PURCHASE AND SALE OF THE PLASTICS BUSINESS

          2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth herein, at the Closing, Sellers agree to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase from

Sellers, all direct or indirect right, title and interest of Sellers in and to the assets Related to the Plastics Business, whether tangible or intangible, real or personal, as they exist on the date hereof (except for the Excluded Assets) with such changes, deletions or additions thereto as may occur from the date hereof to the Closing Date consistent with the terms and conditions of this Agreement (the "Transferred Assets"). The Transferred Assets shall include (other than as specifically limited by clauses (h) and (i) below), all of the direct and indirect right, title and interest of Sellers in the following:

          (a)  the Owned Real Property and the Leased Real Property;
          (b)  the Fixtures and Equipment;
          (c)  the Current Assets;
          (d)  the Intellectual Property;
          (e)  the Contracts;
          (f)  the Books and Records;
          (g)  the Intangible Rights;
          (h) all prepaid Taxes (other than Taxes measured by income and franchise Taxes) Related to the Plastics Business);

          (i) all refunds of Taxes (other than Taxes measured by income and franchise Taxes) Related to the Plastics Business); and
          (j)  all transferrable Governmental Authorizations.

          2.2 Excluded Assets. Notwithstanding anything herein to the contrary, from and after the Closing, Sellers shall retain all of their direct and indirect right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Purchaser hereunder, and the Transferred Assets shall not include, the following (collectively, the "Excluded Assets"):
          (a) the assets (including, without limitation, real property, tangible personal property, intellectual property and contracts) of the petroleum, petrochemical, "Tucker" fabricated plastics, specialty chemicals, film (other than stretch film in North America), resin trading, mining and minerals, and real estate and any other businesses conducted by Sellers and their respective Subsidiaries and/or other Affiliates other than the Plastics Business;
          (b) the capital stock of all Subsidiaries of Sellers;

          (c) all cash, investment securities and other short-term and medium-term investments and non-trade accounts receivable from Sellers and their Affiliates;
          (d) all prepaid Taxes (i) which are not Related to the Plastics Business or (ii) measured by income and franchise Taxes which are Related to the Plastics Business;
          (e) all refunds of (i) Taxes which are not Related to the Plastics Business and (ii) Taxes measured by income and franchise Taxes which are Related to the Plastics Business;
          (f) all income and franchise Tax Returns of Sellers;
          (g) the Macedon Technical Center, the portions of the Macedon Plant not included in the Owned Real Property, and the manufacturing facilities and associated distribution facilities formerly operated by the Plastics Business in Woodland, California and Washington, New Jersey;
          (h) all furniture, fixtures, furnishings, machinery, vehicles, equipment and other tangible personal property located on all real property or interests in real property described in clause (g) above other than the Transferred Macedon Fixtures and Equipment;
          (i) all furniture, fixtures, furnishings, machinery, vehicles, equipment and other tangible personal property located at RACC other than the Transferred RACC Fixtures and Equipment;
          (j) all Books and Records which Sellers are required by law to retain;
          (k)  the Mobil Plans; and
          (l) subject to Section 5.7, all rights to the Mobil Marks, the Composite Marks, the Grocery Sack Patent and the Stretch Film Patents.

          2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth herein, at the Closing, Purchaser agrees to assume and discharge or perform when due all debts, liabilities or obligations whatsoever, other than Excluded Liabilities, that arise out of or are Related to the Plastics Business or that otherwise arise out of or are Related to the Transferred Assets, whether arising before or after the Closing and whether known or unknown, fixed or contingent (the "Assumed Liabilities"), including, without limitation, the following:

          (a)  the Contracts;
          (b)  the Current Liabilities shown on the Adjusted Closing Balance
Sheet;
          (c)  the Transfer Costs;
          (d) except as provided in Section 2.4, all liabilities under Environmental Laws arising out of or

Related to the conduct of the Plastics Business, the Owned Real Property or the Leased Real Property, including, without limitation, (i) liabilities for any obligation to remediate contamination associated with the Plastics Business, whether on-site or off-site, (ii) Compliance Costs, including without limitation those associated with items identified in the Environmental Assessment Report, and (iii) Environmental Claims arising from the operation of the Plastics Business from and after the Closing.
          (e) except as provided in Section 2.4(c), all liabilities (other than liabilities covered by clause (d) above) with respect to all actions, suits, proceedings, disputes, claims or investigations arising out of or Related to the Plastics Business or that otherwise arise out of or are Related to the Transferred Assets, at law, in equity or otherwise, including all product liability matters and the matters identified on Schedule 2.3(e); and
          (f) all liabilities and obligations relating to the employment or termination of employment of Employees who are employed by Purchaser with respect to periods commencing on the Closing Date, including, but not limited to, retiree medical and life benefits for exempt salaried U.S. Employees who are employed by Purchaser (whether credited prior to, on or after the Closing Date), except for short-term disability, long-term disability and workers' compensation benefits for Employees prior to their employment by Purchaser.

          2.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement, the liabilities and obligations of Sellers which are not to be assumed by Purchaser hereunder (the "Excluded Liabilities") are the following:
          (a) all liabilities arising out of or Relating to the Excluded Assets (other than those liabilities arising out of or Relating to Purchaser's use of the Technology Licenses or the Composite Marks or the Mobil Marks pursuant to the Transition License Agreement);
          (b) the following liabilities (collectively, the "Excluded Environmental Liabilities"): (i) all liabilities resulting from (x) the existence or imposition of any obligation under any Environmental Law to remediate (including related sampling, investigating and monitoring) or to contribute or pay any amount towards remediation (including related sampling, investigating and monitoring) at any property (other than the Owned Real Property or the Leased Real Property) to which the Plastics Business disposed or arranged for the disposal of Hazardous Substances prior to the Closing, (y) the remediation

(including related sampling, investigating and monitoring) described on Schedule 2.4(b)(i), and (z) any Environmental Claims pending as of the Closing; (ii) subject to Section 5.11, 75% of all liabilities resulting from any obligation imposed prior to the second anniversary of the Closing Date (whether or not all expenditures actually have been made prior to such date) under any Environmental Law (as in effect on the Closing Date) for remediation (including related sampling, investigating and monitoring) of any and all of the matters described in Schedule 2.4(b)(ii) (other than Compliance Costs) to the level of clean-up required by Environmental Laws (including applicable cleanup guidance manuals promulgated by federal or state environmental agencies) as in effect on the Closing Date, but not including costs of any sampling or other investigation (including legal and other professional fees) incurred by Purchaser to identify or confirm the presence of contamination; provided, however, that the aggregate amount of Excluded Environmental Liabilities comprehended by this clause (ii) and therefore to be borne by Sellers shall not exceed $10 million; and (iii) subject to Section 5.11, all liabilities in excess of the first $20 million incurred by Purchaser resulting from the imposition of any obligation under any Environmental Law (as in effect on the Closing

Date) to remediate (including related sampling, investigating and monitoring) any and all contamination by Hazardous Substances at Owned Real Property or Leased Real Property (excluding any and all matters referred to in clause (i) or (ii) above and excluding Compliance Costs) attributable to activities on the Owned Real Property or Leased Real Property prior to the Closing and arising from facts unknown to Purchaser at the Closing and discovered following the Closing (excluding liability resulting from a change in Environmental Law following the Closing Date); provided, however, that Purchaser notifies Seller of the identification of such liability prior to the seventh anniversary of the Closing Date (whether or not all expenditures are actually made prior to such date);
          (c) all liabilities arising out of the actions, suits, proceedings, disputes, claims or investigations identified in Schedule 2.4(c);
          (d) all obligations and liabilities to Former Employees, and Employees who are not employed by Purchaser, with respect to periods ending prior to, on or after the Closing Date;
          (e) all liabilities to Employees under the Mobil Plans and any short-term disability, long-term disability and workers compensation benefits under the Mobil Plans for

Employees prior to their employment by Purchaser, except for amounts accrued as a Current Liability on the Adjusted Closing Balance Sheet;
          (f) all liabilities for Taxes imposed with respect to taxable periods, or portions thereof, ending on or before the Closing Date except to the extent that the amount of any such Taxes which are Related to the Plastics Business is reflected as a Current Liability on the Adjusted Closing Balance Sheet;
          (g) all liabilities for non-trade accounts payable to Sellers or their Affiliates;
          (h) all liabilities for (x) "stay" bonuses granted by Sellers to certain Employees in connection with the disposition of the Plastics Business and (y) stock-based and other incentive compensation granted by Sellers or Affiliates of Sellers to Employees and payable for the portion of fiscal year 1995 ending on the Closing Date pursuant to the Mobil Corporation Incentive Compensation and Stock Ownership Plan;
          (i) all other liabilities and obligations for which Sellers have expressly assumed responsibility pursuant to this Agreement; and
          (j) all debts, liabilities or obligations whatsoever, that do not arise out of or are not Related to the Plastics Business or that do not otherwise arise out of or are not otherwise Related to the Transferred Assets.

          2.5 Purchase Price. On the terms and subject to the conditions set forth herein, Purchaser agrees to pay Sellers an aggregate of $1,270,000,000 (the "Purchase Price"). The Purchase Price shall be allocated as provided in
Schedule 2.5 and shall be subject to adjustment as provided in Section 2.6.

          2.6  Post-Closing Adjustment.
          (a) Within 60 days following the Closing, Sellers shall, at their expense, prepare, or cause to be prepared, and deliver to Purchaser a balance sheet (the "Closing Balance Sheet") which shall set forth the assets and liabilities of the Plastics Business as of the Determination Date in accordance with the principles and the methods set forth on Schedule 1.1(g). The Closing Balance Sheet shall be accompanied by a certificate from Ernst & Young LLP, Sellers' independent public accountants, to the effect that such firm has read this Agreement, and that the Closing Balance Sheet presents fairly the assets and liabilities of the Plastics Business, excluding the Excluded Assets and the Excluded Liabilities, as of the Determination Date in accordance with the terms of this Agreement and was prepared, subject to Schedule 1.1(g), on a basis consistent with the Balance Sheet.
          (b) Purchaser and Purchaser's accountants shall, within 60 days after the delivery by Sellers of the Closing Balance Sheet, complete their review of Net Worth as derived from the Closing Balance Sheet. In the event that Purchaser determines that Net Worth as derived from the Closing Balance Sheet has not been determined on the basis set forth in Schedule 1.1(g), Purchaser shall inform Sellers in writing (the "Purchaser's Objection"), setting forth a specific description of the basis of Purchaser's Objection and the adjustments to Net Worth which Purchaser believes should be made, on or before the last day of such 60-day period. Sellers shall then have 30 days to review and respond to the Purchaser's Objection. If Sellers and Purchaser are unable to resolve all of their disagreements with respect to the determination of the foregoing items within 10 days following the completion of Sellers' review of the Purchaser's Objection, they shall refer their remaining differences to an internationally recognized firm of independent public accountants as to which Sellers and Purchaser mutually agree (the "CPA Firm"), who shall, acting as experts and not as arbitrators, determine on the basis of the standards set forth in Schedule 1.1(g), and only with respect to the remaining differences so submitted, whether and to what extent, if any, Net Worth as derived from the Closing Balance Sheet, requires adjustment. Sellers and Purchaser shall direct the CPA Firm to use its best efforts to render its determination within 45 days. The CPA Firm's determination shall be conclusive and binding upon Purchaser and Sellers. In resolving any disputed item, the CPA Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees and disbursements of the CPA Firm shall be shared equally by Purchaser, on the one hand, and Sellers, on the other hand. Purchaser and Sellers shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the Balance Sheet and the Closing Balance Sheet and all other items reasonably requested by the CPA Firm. The "Adjusted Closing Balance Sheet" shall be (i) the Closing Balance Sheet in the event that (x) no Purchaser's Objection is delivered to Sellers during the 60-day period specified above, or (y) Sellers and Purchaser so agree, (ii) the Closing Balance Sheet, adjusted in accordance with the Purchaser's Objection in the event that Sellers do not respond to the Purchaser's Objection within the 30-day period following receipt by Sellers of the Purchaser's Objection, or
(iii) the Closing Balance Sheet, as adjusted by either (x) the agreement of Sellers and Purchaser or (y) the CPA Firm.
          (c) Purchaser shall provide Sellers and their accountants full access (during regular business hours and upon reasonable advance notice) to the Books and Records, any other information, including work papers of their accountants, and to any employees to the extent necessary for Sellers to prepare the Closing Balance Sheet. Purchaser and its accountants shall have the opportunity to observe the taking of the Inventory (which may begin prior to the Closing Date) in connection with the preparation of the Closing Balance Sheet and shall have full access to all information used by Sellers in preparing the Closing Balance Sheet, including the work papers of its accountants.
          (d) Within 10 Business Days following issuance of the Adjusted Closing Balance Sheet, Purchaser or Sellers, as the case may be, shall make an adjustment payment in an amount equal to the difference between (x) the Base Amount and (y) Net Worth as derived from the Adjusted Closing Balance Sheet.
The adjustment payment will be made by Sellers to Purchaser to the extent that the Net Worth as derived from the Adjusted Closing Balance Sheet is less than the Base Amount, and by Purchaser to Sellers to the extent that Net Worth as derived from the Adjusted Closing Balance Sheet is greater than the Base Amount, plus, in either case, interest thereon from the Closing Date through the date of payment at the "base rate" of Citibank or any successor thereto in New York, New York on the Closing Date. The adjustment payment payable pursuant to this
Section 2.6(d) shall be paid by wire transfer of immediately available funds to an account designated by Purchaser, on the one hand, or Sellers, on the other hand, as the case may be.

          2.7  Closing.
          (a) The Closing shall take place at the offices of Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York 10153 at 10:00 A.M. (New York City time), on the fifth Business Day following the satisfaction or waiver (by the party entitled to waive the condition) of all conditions to the Closing set forth in Article VI, or at such other time and place as the parties hereto may mutually agree. The date on which the Closing occurs is called the "Closing Date".
          (b) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to

Purchaser of any Transferred Asset is prohibited by any applicable Law or would require any governmental or third-party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery, thereof. Following the Closing, and without limiting the provisions set forth in Section 5.3, the parties shall use reasonable efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that neither Sellers nor Purchaser shall be required to pay any consideration therefor, other than filing, recordation or similar fees payable to any governmental authority, which fees shall be shared equally by Purchaser, on the one hand, and Sellers, on the other hand. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Purchaser the benefits and liabilities of use of such Transferred Asset. Once such authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of a Transferred Asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, the applicable Seller shall promptly assign, transfer, convey and deliver, or cause to be assigned, transferred, conveyed and delivered, such Transferred Asset to Purchaser for no additional consideration. To the extent that any such Transferred Asset cannot be transferred or the full benefits and liabilities of use of any such Transferred Asset cannot be provided to Purchaser following the Closing pursuant to this Section 2.7(b), then Purchaser and the applicable Seller shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to Purchaser the economic (taking into account Tax costs and benefits) and operational equivalent of obtaining such authorization, approval, consent or waiver and the performance by Purchaser of the obligations thereunder.

          2.8 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Sellers the following:
          (a) the Purchase Price in immediately available funds by wire transfer to an account, which account shall be designated by Sellers not less than two Business Days prior to the Closing;
          (b) such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Sellers, as may be necessary to effect Purchaser's assumption of the Assumed Liabilities;
          (c) such other instruments and documents, in form and substance reasonably acceptable to Sellers, as may be necessary to effect the Closing;
          (d) a duly executed copy of each of the Ancillary Agreements; and
          (e) the certificates and other documents to be delivered pursuant to
Section 6.3.
          2.9 Deliveries by Sellers. At the Closing, Sellers shall deliver to Purchaser the following:
          (a) assignments, in form and substance reasonably acceptable to Purchaser, assigning to Purchaser all Intellectual Property included in the Transferred Assets;
          (b) deeds, in limited warranty or other similar form, in form and substance reasonably acceptable to Purchaser, transferring all Owned Real Property to Purchaser subject to any and all Permitted Encumbrances;
          (c) assignments or, where necessary, subleases, in form and substance reasonably acceptable to Purchaser, assigning or subleasing to Purchaser all Leased Real Property;

          (d) bills of sale, in form and substance reasonably acceptable to Purchaser, transferring to Purchaser all other Transferred Assets;
          (e) such other instruments or documents, in form and substance reasonably acceptable to Purchaser, as may be necessary to effect the Closing;
          (f) a duly executed copy of each of the Ancillary Agreements;
          (g) the Required Approvals;
          (h) all original certificates of title, duly executed for transfer to Purchaser, for any Transferred Assets evidenced by a certificate of title;

          (i) a certificate certifying that Mobil Oil is not a "foreign person" within the meaning of Treasury Regulation Section 1.1445-2(b), conforming in form and substance to the certificate annexed hereto as Schedule 2.9(i); and
          (j) the certificates and other documents to be delivered pursuant to
Section 6.2.

          2.10 Transfer Taxes and Recording Fees. Sales taxes, transfer taxes and recording fees, if any, imposed upon the transfer of the Transferred Assets hereunder and the filing of any instruments (the "Transfer Costs") shall be the responsibility of, and shall be paid by, Purchaser.

                              ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

          Sellers, jointly and severally, represent and warrant to Purchaser as follows:

          3.1 Organization and Qualification. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own and operate its Transferred Assets and to carry on the Plastics Business as currently conducted. Each of the Sellers is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct of the Plastics Business requires such qualification, except where the failure to be so qualified or in good standing, as the case may be, would not have a Material Adverse Effect.

          3.2 Corporate Authorization. Each of the Sellers has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Sellers of this Agreement and each of the Ancillary Agreements have been duly and validly authorized and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by Sellers of this Agreement and each of the Ancillary Agreements.

          3.3  Consents and Approvals.  Except as specifically set forth in
Schedule 3.3 or as required by the HSR Act, the Canadian Act or the Investment Canada Act, no consent, approval, waiver or authorization is required to be obtained by either Seller from, and no notice or filing is required to be given by either Seller to or made by either Seller with, any federal, state, local or foreign governmental authority or other Person in connection with the execution, delivery and performance by Sellers of this Agreement and each of the Ancillary Agreements, other than in all cases where the failure to obtain such consent, approval, waiver or authorization, or to give or make such notice or filing, would not have a Material Adverse Effect or materially impair or delay the ability of Sellers to effect the Closing.

          3.4 Non-Contravention. Except as set forth on Schedule 3.4, the execution, delivery and performance by Sellers of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, does not and will not (i) violate any provision of the charter, bylaws or other organizational documents of either Seller, (ii) subject to obtaining the consents referred to in Section 3.3, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of either Seller under, or to a loss of any benefit to which either Seller is entitled under, any Contract or result in the creation of any Encumbrance upon any of the Transferred Assets or (iii) assuming compliance with the matters set forth in Sections 3.3 and 4.3, violate, or result in a breach of or constitute a default under any Law or other restriction of any court or governmental authority to which either Seller is subject, including any Governmental Authorization, other than, in the cases of clauses (ii) and (iii), any conflict, breach, termination, default, cancellation, acceleration, loss, violation or Encumbrance which, individually or in the aggregate, would not have a Material Adverse Effect or materially impair or delay the ability of Sellers to perform their obligations hereunder.

          3.5 Binding Effect. This Agreement constitutes, and each of the Ancillary Agreements when executed and delivered by the parties thereto will constitute, a valid and legally binding obligation of each Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          3.6  Financial Statements; Absence of Certain Changes.
          (a) The audited combined balance sheet of the Plastics Business at June 27, 1995 (the "Balance Sheet"), and the audited combined statements of earnings from operations of the Plastics Business for the year ended December 28, 1994 and the six months ended June 27, 1995, attached as Schedule 3.6(a) (collectively, the "Financial Statements"), fairly present, in all material respects, the financial condition of the Plastics Business as of the date thereof, or the results of operations for the period then ended, as the case may be. Subject to the matters described in Note 1 thereof, the Financial Statements were prepared in accordance with GAAP consistently applied throughout the periods involved and are consistent with the regular books and records of the Plastics Business in all material respects.
          (b) All of the liabilities reflected on the Balance Sheet are Related to the Plastics Business and arose out of or were incurred in the conduct of the Plastics Business.

          (c) Except as set forth in Schedule 3.6(c) or 5.2 or otherwise disclosed in this Agreement, since the date of the Balance Sheet, Sellers have conducted the Plastics Business in the ordinary and usual course and have not, with respect to the Plastics Business: (i) sold, assigned, pledged, hypothecated or otherwise transferred any of the assets used in the Plastics Business (other than Excluded Assets), other than for such sales, assignments, pledges, hypothecations or other transfers in the ordinary and usual course of business or which would not have a Material Adverse Effect; (ii) terminated (or received a notice of termination under), materially amended, or waived any material right under, any Contract that is material to the Plastics Business, taken as a whole; (iii) suffered any damage, destruction or other casualty loss (whether or not covered by insurance) which would have a Material Adverse Effect; (iv) except for normal salary administration for professional employees, other compensation increases in the ordinary course of business or the bonuses and incentive compensation referred to in Section 2.4(h), increased the compensation payable or to become payable by Sellers to any of the Employees, or increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement made by Sellers, for or with any such Employees; (v) had any product recall or increase in warranty or product liability claims which would have a Material Adverse Effect; (vi) suffered any loss of customers which has had or will likely have a Material Adverse Effect (it being understood that this clause (vi) shall not address the period from and after the date of execution of this Agreement); (vii) made any capital expenditures or capital additions or improvements, individually or in the aggregate in excess of $5,000,000; or (viii) entered into an agreement to do any of the foregoing.

          3.7  Litigation and Claims.

          (a) Except as set forth in Schedule 3.7(a), there is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending or, to the Knowledge of Sellers, threatened, involving the Plastics Business or any of the Transferred Assets other than those which, individually or in the aggregate, would not have a Material Adverse Effect or materially impair or delay the ability of Sellers to effect the Closing or the validity of this Agreement
          (b) Except as set forth in Schedule 3.7(b), neither Sellers nor any of the Transferred Assets is subject to any order, writ, judgment, award, injunction, or decree of any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators other than those which, individually or in the aggregate, would not have a Material Adverse Effect or materially impair or delay the ability of Sellers to effect the Closing.
          (c) To the Knowledge of Sellers, there are no major findings with respect to adverse health effects caused by the exposure of employees or consumers to the products (or the component materials thereof) of the Plastics Business, during the manufacturing process of the Plastics Business or when such products are used for their intended purposes, which findings could reasonably be expected to have a Material Adverse Effect.

          3.8  Taxes.

          (a) None of the Transferred Assets are required to be subject to the "alternative depreciation system" (within the meaning of Section 168(g) of the Code). None of the Transferred Assets is property which Purchaser or Purchaser's Affiliates will be required to treat as "tax-exempt use property" (within the meaning of Section 168(h)(1) of the Code). No "industrial development bonds" (within the meaning of Section 103 of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986), "private activity bonds" (within the meaning of Section 141 of the Code), or other tax exempt financings are outstanding which have been used to finance the Transferred Assets, whether leased or owned.

          (b) There is no contract, agreement, plan or arrangement covering any individual, or entity treated as an individual, included in the Plastics Business, the Transferred Assets or liabilities or obligations assumed by Purchaser in respect of this transaction that, individually or collectively, would give rise to a payment by Purchaser or Purchaser's Affiliates of any material amount that would be subject to excise Taxes under Code Section 4999 or not be deductible by reason of Section 280G of the Code, or subject to similar provisions under other Laws.

          (c) Mobil Oil is not a foreign person within the meaning of Section 1445(b)(2) of the Code. Mobil Canada is not, pursuant to this Agreement, selling any United States real property interests within the meaning of Section 1445 of the Code.

          (d) Mobil Canada is not a "non-resident" under the Income Tax Act (Canada) and is a "registrant" for purposes of the GST.

          3.9 Employee Benefits. Schedule 3.9 lists each employee benefit plan, as defined in Section 3(3) of ERISA, and each bonus or other incentive compensation, severance, reduction in force, relocation, salary continuation for sickness or other disability, vacation or educational assistance program which either Seller maintains, contributes to or has an obligation to contribute to on behalf of Employees (collectively, the "Mobil Plans"). None of the Mobil Plans constitutes a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

          3.10 Compliance with Laws. Except as set forth in Schedule 3.10, the Plastics Business is being conducted in compliance with all Laws and Governmental Authorizations except where the failure so to comply, individually or in the aggregate, would not have a Material Adverse Effect and the Plastics Business has all Governmental Authorizations other than those the absence of which would not have a Material Adverse Effect; it being understood that nothing in this representation is intended to address any compliance issue that is the subject of any other representation or warranty set forth herein.

          3.11 Environmental Matters. Except as set forth in Schedule 3.11 and, in each case, other than as Relates to an Excluded Liability:
          (a) the Plastics Business is in compliance with all applicable Environmental Laws and there are no liabili-ties under any Environmental Law with respect to the Plastics Business, other than non-compliance or liabilities which, individually or in the aggregate, would not have a Material Adverse Effect;
          (b) Sellers have not received any notice of any material violation or alleged material violation of, or any material liability under, any Environmental Law in connection with the Plastics Business during the past three years; and
          (c) there are no material writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or, to the Knowledge of Sellers, threatened, relating to compliance with or liability under any Environmental Law affecting the Plastics Business or the Transferred Assets.

          3.12  Intellectual Property.
          (a) Schedule 3.12(a) sets forth a list and description (including, if registered or issued, the registration number and country of registration) of all filed or registered Intellectual Property. As of the Closing Date, all Taxes, royalties, fees and other payments due and payable and necessary to maintain the ownership or license to use, as the case may be, such registered Intellectual Property shall have been made (except with respect to those registrations and applications that Sellers have determined to allow to lapse in the ordinary course of their business).
          (b) With respect to Selected Marks, except as set forth on Schedule 3.12(b), there are no restrictions that would materially affect the use of the Selected Marks in connection with the Plastics Business as currently conducted and the Selected Marks as currently used do not infringe upon or otherwise violate the rights of any other Person.
          (c) With respect to Intellectual Property other than the Selected Marks, to the Knowledge of Sellers, except as set forth in Schedule 3.12(c), no product (or component thereof or process) currently used, sold or manufactured by the Plastics Business infringes on or otherwise violates the patents, trademarks or copyrights of any other Person, and Sellers have no Knowledge of any rights of any third parties in any jurisdiction that would prohibit Sellers or, from and after the Closing Purchaser, from conducting in any material respect the Plastics Business as currently conducted.
          (d) Except as set forth in Schedule 3.12(d), there are no actions or proceedings pending or, to the Knowledge of Sellers, threatened challenging, and, to the Knowledge of Sellers, no Person is infringing or otherwise violating, the Intellectual Property, except for challenges, infringements or violations which, individually or in the aggregate, would not have a Material Adverse Effect.

          3.13 Labor Matters. Except as disclosed on Schedule 3.13:
          (a) (i) neither Seller is a party to any labor or collective bargaining agreement with respect to Employees, no Employees are represented by any labor organization and (ii) to the Knowledge of Sellers, there are no organizing activities (including any demand for recognition or certification proceedings pending or threatened in writing to be brought or filed with the National Labor Relations Board or other labor relations tribunal) involving either Seller;
          (b) there are no strikes, work stoppages, slowdowns, picketings, lockouts, unfair labor practice charges, arbitrations or grievances pending or threatened in writing against or involving either Seller except for those which, individually or in the aggregate, would not have a Material Adverse Effect;
          (c) there are no complaints, charges or claims against either Seller pending or, to the Knowledge of Sellers, threatened in writing to be brought or filed with any governmental authority, arbitrator or court based on or arising out of the employment by either Seller of any

Employee except for those which, individually or in the aggregate, would not have a Material Adverse Effect; and
          (d) each Seller is in compliance with all laws and orders relating to the employment of labor, including all such laws and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes except for non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect.

          3.14 Contracts. Schedule 3.14(i) sets forth a list, as of the date hereof, of each written Contract that is Related to the Plastics Business (other than (i) purchase orders in the ordinary and usual course of business, (ii) any Contract involving the payment of less than $150,000 in the aggregate or with a term of less than one year and (iii) confidentiality agreements entered into in the usual course of business) and such Schedule does not omit any Contract that is material to the Plastics Business. Except as set forth in Schedule 3.14(ii), each Contract is a valid and binding agreement of the Seller which is a party thereto and, to the Knowledge of Sellers, is in full force and effect. Except as otherwise provided in Schedule 3.14(iii), neither Seller is in default, and neither Seller has Knowledge of any default or the occurrence of any event that, with the lapse of time or the giving of notice or both, would constitute a default by either Seller or any other party thereto, under any Contract listed (or required to be listed) on Schedule 3.14(i) except, in each case, defaults that have been cured or waived or defaults which would not have a Material Adverse Effect.

          3.15  Entire Business; Title to Property.
          (a) Except as set forth in Schedule 3.15(a), the Transferred Assets, the Technology Licenses and the Transition License Agreement constitute all the assets, properties and rights necessary to conduct the Plastics Business in all material respects as currently conducted.
          (b) Schedules 1.1(e) and 1.1(h) set forth true, accurate and complete lists of all of the Leased Real Property and Owned Real Property, respectively. One of the Sellers has good (and, in the case of Owned Real Property, marketable) title to, or a valid and binding leasehold interest in, all property included in the Transferred Assets, free and clear of all Encumbrances, except:
(i) as set forth in Schedule 3.15(b); (ii) any Encumbrances disclosed in the Financial Statements; (iii) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (iv) inchoate mechanics' and materialmen's liens for construction in progress, carriers'; workmen's, repairmen's, warehousemen's, or other like liens arising or incurred in the ordinary course of business, and, if not inchoate, which are being contested in the ordinary course of business, original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (v) with respect to real property: (A) easements, quasi-easements, licenses, covenants, rights-of-way and other similar restrictions, including, without limitation, any other agreements, conditions or restrictions which would be shown by a current title report or other similar report or listing; (B) any conditions that may be shown by a current survey, title report or physical inspection; and (C) zoning, building and other similar restrictions; provided, however, that none of the items referred to in subsections (i) through (v) materially interferes with the current use of, or materially detracts from the value of, such property and (vi) Encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect (all items included in (i) through (vi), together with any matter set forth in Schedule

3.15(b), are referred to collectively herein as the "Permitted Encumbrances").

          (c) Schedule 1.1(b) sets forth a list, including location, of all Fixtures and Equipment, separately identifying the Transferred Macedon Fixtures and Equipment and the computer hardware included in the Transferred RACC Fixtures and Equipment, in each case where such Fixtures and Equipment has an original cost in excess of $10,000.
          (d) Except as set forth on Schedule 3.15(d), to the Knowledge of Sellers, there are no: (i) material structural defects in any of the buildings or other improvements situated on the Real Property or (ii) building systems structures, improvements, or Fixtures and Equipment, owned, leased or used by either Seller and required for the conduct of the Plastics Business as currently conducted that are not in all material respects in good condition and working order (reasonable wear and tear excepted) and adequate in quality and quantity for the current normal operation of the Plastics Business.

          3.16 Finders' Fees. Except for Goldman, Sachs & Co., whose fees will be paid by Sellers, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Sellers who might be entitled to any fee or commission from

Sellers in connection with the transactions contemplated by this Agreement.

          3.17 No Undisclosed Liabilities. There is no indebtedness, obligation or liability Related to the Plastics Business of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, or guarantee, conditional payment obligation or reimbursement obligation for letters of credit or bonds, of the Plastics Business, except for (i) liabilities reflected or reserved for in the Balance Sheet, (ii) Excluded Liabilities, (iii) liabilities or obligations incurred from and after the date of the Balance Sheet in the ordinary course of business or as otherwise permitted by this Agreement, (iv) liabilities disclosed (or below the threshold requiring disclosure) in the Schedules to this Agreement and (v) liabilities that would not have a Material Adverse Effect.

          3.18 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither of the Sellers nor any other Person makes any other express or implied representation or warranty on behalf of either Seller.

                              ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to Sellers as follows:

          4.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own and operate and to carry on its business as currently conducted. Purchaser is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership of its properties or the operation of its business requires such qualification.

          4.2 Corporate Authorization. Purchaser has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Agreements have been duly and validly authorized and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Agreements.

          4.3  Consents and Approvals.  Except as specifically set forth in
Schedule 4.3 or as required by the HSR Act, the Canadian Act or the Investment Canada Act, no consent, approval, waiver or authorization is required to be obtained by Purchaser or any Subsidiary of Purchaser from, and no notice or filing is required to be given by Purchaser or any Subsidiary of Purchaser to, or made by Purchaser or any Subsidiary of Purchaser with, any federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Agreements, other than in all cases where the failure to obtain such consent, or to give or make such notice or filing, would not have a Material Adverse Effect or materially impair or delay the ability of Purchaser to effect the Closing.

          4.4 Non-Contravention. Except as set forth in Schedule 4.4, the execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, does not and will not (i) violate any provision of the charter, bylaws or other organizational documents of Purchaser or (ii) assuming compliance with the matters set forth in Sections 3.4 and

4.3, violate or result in a breach of or constitute a default under any Law or other restriction of any court or governmental authority to which Purchaser is subject, including any Governmental Authorization, other than any conflict, breach, termination, default, cancellation, acceleration, loss, violation or Encumbrance which, individually or in the aggregate, would not have a Material Adverse Effect or materially impair or delay the ability of Purchaser to perform its obligations hereunder.

          4.5 Binding Effect. This Agreement constitutes, and each of the Ancillary Agreements when executed and delivered by the parties thereto will constitute, a valid and legally binding obligation of Purchaser enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          4.6 Finders' Fees. Except for Lazard Freres & Co. LLC, whose fees will be paid by Purchaser, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser or any Subsidiary of Purchaser who might be entitled to any fee or commission from Purchaser in connection with the transactions contemplated by this Agreement.

          4.7 Financial Capability. Purchaser has, and on the Closing Date will have, sufficient funds (or committed lines of credit for which all conditions to draw are and will be satisfied) to effect the Closing and all other transactions contemplated by this Agreement.

          4.8 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser.

                                   ARTICLE V

                                   COVENANTS

          5.1 Access. Prior to the Closing, Sellers shall permit Purchaser and its representatives to have access, during regular business hours and upon reasonable advance notice, to the Transferred Assets, subject to reasonable rules and regulations of Sellers, and shall furnish, or cause to be furnished, to Purchaser, any financial and operating data and other information that is available with respect to the Plastics Business as Purchaser shall from time to time reasonably request; it being understood that such right of access shall not grant Purchaser the right to conduct invasive environmental testing of any kind. Purchaser agrees to abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it or its representatives pursuant to this Section 5.1.

          5.2 Conduct of Business. During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or as Purchaser shall otherwise agree in writing in advance, Sellers covenant and agree to conduct the Plastics Business in the ordinary and usual course, and use their reasonable efforts to preserve intact the Plastics Business and its relationships with third parties. Sellers will immediately notify Purchaser of any lawsuits or claims, proceedings or investigations that may be brought, asserted or threatened or commenced of which they acquire Knowledge and which are Related to the Plastics Business and have or could reasonably be expected to have a Material Adverse Effect or any other event of the type referred to in
Section 3.6(c). During the period from the date hereof to the Closing, except as otherwise provided for in this Agreement or as Purchaser shall otherwise consent (which consent shall not be unreasonably withheld), Sellers covenant and agree that with respect to the Plastics

Business, other than as set forth in Schedule 5.2, they shall not:

          (i) enter into commitments for new capital expenditures in excess of $5,000,000 in the aggregate;
          (ii) dispose of or incur, create or assume any Encumbrance on any individual fixed asset of the Plastics Business if the greater of the book value or the fair market value of such fixed asset exceeds $1,000,000, other than Permitted Encumbrances;
          (iii)  enter into any material transaction;
          (iv) grant material salary or wage increases other than normal increases in the ordinary and usual course of business consistent with past practices or (as it relates to Employees) materially change or amend any Mobil Plan; or
          (v) agree, in writing or otherwise, to do any of the foregoing.

          Notwithstanding the foregoing, this Section 5.2 shall not restrict the ability of Sellers to make distributions of cash or short-term investments to holders of their capital stock or otherwise to engage in cash management activities in the ordinary course of business.

          5.3 Best Efforts. Sellers and Purchaser will cooperate and use their respective best efforts to fulfill the conditions precedent to the other party's obligations hereunder, including but not limited to securing as promptly as practicable all consents, approvals, waivers and authorizations required in connection with the transactions contemplated hereby. Sellers and Purchaser will promptly file documentary materials required by the HSR Act and the Canadian Act and promptly file any additional information requested as soon as practicable after receipt of request therefor. Without limiting the generality of the foregoing, Purchaser shall take or cause to be taken all actions, if any, required by the relevant governmental authorities for the consummation of the transactions contemplated by this Agreement, and no adjustment shall be made to the Purchase Price as a result thereof. In addition, Sellers shall authorize Ernst & Young LLP to provide to Purchaser, and shall use their best efforts to facilitate the provision of, prior to the expiration of 45 days after the Closing Date, audited and unaudited financial statements and other financial information for the Plastics Business, to the extent such statements and information are required to be included in Purchaser's filings under the Securities Exchange Act of 1934, as amended (the "1934 Act"), including, in the case of the audited financial statements, their reports thereon, and all required schedules and consents with respect thereto, all in such form and containing such information as is required under the 1934 Act. Sellers agree to furnish management letter(s) to Ernst & Young LLP in form customarily required, with an executed certificate of Sellers to the effect that Purchaser may rely on such management representation letter(s); provided, however, that, notwithstanding the delivery of such certificate, Sellers shall have no liability to Purchaser (and Purchaser shall hold Sellers harmless from liability to any other Person) with respect to any financial statements (other than the Financial Statements), other information and management letter(s) referred to herein. Purchaser shall reimburse Sellers for the reasonable costs incurred by them after the date of this Agreement to provide such financial statements and information.

          5.4  Post-Closing Obligations to Certain Employees.
          (a) Schedule 5.4(a)(i) sets forth a correct and complete list, as of June 30, 1995, of all U.S. Employees (other than Shared Employees), indicating each U.S. Employee who is an Inactive Employee as of such date. Schedule 5.4(a)(ii) sets forth a correct and complete list, as of July 12, 1995, of all Canadian Employees. Each such Schedule sets forth the respective position, job location, salary rate and date of hire of each Employee listed thereon.

          (b) (i) Purchaser shall offer employment on an "at-will basis" effective as of the Closing Date to all Persons who are U.S. Employees immediately prior to the Closing Date; provided, however, that any Inactive Employee who is absent from active service on the Closing Date by reason of such Inactive Employee's entitlement to short-term disability, long-term disability or workers' compensation benefits shall be offered employment by Purchaser effective upon such Inactive Employee's availability to return to active
service.   Each offer of employment to a U.S. Employee shall be at the same compensation, position and place of employment held by such U.S. Employee immediately prior to the Closing Date and upon such other terms and conditions of employment as may be determined by Purchaser in its sole discretion; provided, however, that (i) Purchaser shall honor any leave of absence in effect for any Inactive Employee and (ii) Purchaser may make a reasonable accommodation in the case of any Inactive Employee who returns to work following a period of disability and is not fully capable of performing the functions of his or her former position. U.S. Employees who are hired by Purchaser shall be treated no less favorably than similarly situated employees of Purchaser. Subject to the requirements of the preceding sentence, from the Closing Date through the first anniversary thereof, Purchaser shall provide U.S. Employees with employee benefits (including, but not limited to, defined benefit pension, 401(k) savings, medical, employee stock purchase, medical expense and dependent care reimbursement accounts, dental, group term life insurance, vacation and short- and long-term disability) having in the aggregate a relative value (based on the employer contribution and determined separately for exempt salaried and hourly (including non-exempt salaried) employees) which is not less than the average of the benefits afforded by competitors of the Plastics Business as described in the documents identified on
Schedule 5.4(b). During the nine-month period following the Closing Date, Purchaser shall not, without the prior written consent of Mobil Oil, employ or offer to employ, including as a consultant, any U.S. Employee who does not accept Purchaser's offer of employment effective as of the Closing Date.
          (ii) Purchaser shall offer in writing employment, effective on and after the Closing Date, to all Canadian Employees at the same compensation, position, place of employment and other terms and conditions of employment, to those presently paid to or received by Canadian

Employees. Mobil Canada and Purchaser shall exercise reasonable efforts in good faith to persuade Canadian Employees to accept such offers of employment. Mobil Canada shall have a reasonable opportunity to review the written offers of employment prior to the offers being given to Canadian Employees. Purchaser shall be liable for the cost of termination on or after the Closing Date of any Canadian Employees who are employed by Purchaser, and Purchaser shall indemnify Mobil Canada for any claims for severance or pay during any required period of notice of termination made against Mobil Canada by any such Canadian Employees.

          (iii) Purchaser shall have no obligation to offer employment to any Former Employee.

          (c) Purchaser shall grant all Employees credit for purposes of eligibility (including eligibility for early retirement) and vesting under Purchaser's employee benefit plans (including vacation and severance) for their service with Sellers prior to the Closing Date, to the same extent such service had been taken into account under the Mobil Plans ("Past Service Credit"), and with Purchaser on and after the Closing Date. Purchaser shall also grant Past Service Credit to all Employees under its defined benefit pension plans applicable to the Employees for purposes of benefit accrual (but with appropriate offsets for accrued benefits payable under the Mobil Plans so as not to duplicate benefits). Mobil Oil shall grant all Employees credit for purposes of eligibility for early retirement and vesting for their service with Purchaser after the Closing Date.

          (d) Purchaser shall provide a medical plan as of the Closing Date so as to ensure uninterrupted coverage of all U.S. Employees and, to the extent not otherwise provided, all Canadian Employees. Such medical plan shall grant credit for amounts paid by Employees during the applicable plan year, including the Closing Date, and shall not exclude pre-existing conditions to the extent covered under the Mobil Plans. Subject to Purchaser's right to amend or terminate after the first anniversary of the Closing Date, Purchaser shall provide for retiree medical and life benefits for exempt salaried U.S. Employees under Purchaser's retiree medical and life plan for salaried employees.

          (e) Purchaser shall provide, without duplication of benefits, all Employees with vacation time rather than cash in lieu of vacation time for all vacation earned, accrued and unpaid through the Closing Date, but only to the extent accrued or otherwise reserved for in the Closing Balance Sheet. Purchaser shall promptly reimburse Sellers for any accrued vacation required to be paid for any reason to Employees by Sellers.

          (f) Purchaser shall establish and maintain (x) from the Closing Date through March 31, 1996, a severance pay plan providing benefits to U.S. Employees that are at least equal to the Enhanced Severance Policy of Mobil Oil (a complete and correct copy of which has been provided to Purchaser), without any mitigation, and (y) from April 1, 1996 through the first anniversary of the Closing Date, severance pay plans providing benefits for salaried and hourly U.S. Employees, respectively, that are at least equal to Mobil Oil's standard termination allowance plans for similarly situated salaried and hourly U.S. Employees (complete and correct copies of which have been provided to Purchaser), without any mitigation. Purchaser shall honor for the remainder of the period currently in effect the terms of the Pay Protection Plan of Mobil Oil (a complete and correct copy of which has been provided to Purchaser) with respect to each Employee who is currently receiving pay protection thereunder as of the date hereof and is listed on Schedule 5.4(f).

          (g) Sellers shall retain sponsorship of the Mobil Plans and Purchaser shall not be entitled to any assets of the Mobil Plans. Purchaser shall cause a defined contribution plan it maintains to accept a transfer (as a direct rollover or plan-to-plan transfer, as appropriate) of cash, and of employee loans to U.S. Employees, on a one-time, trustee-to-trustee basis within 180 days after the Closing Date. Purchaser shall establish and maintain for at least one year following the Closing Date a registered pension plan applicable to Canadian Employees.

          (h) For purposes of this Section 5.4, Purchaser shall not have any obligation to provide compensation or employee benefits, grant Past Service Credit or accept any transfer of defined contribution plan assets for any Employee who is not employed by Purchaser.

          5.5 Compliance with WARN, etc. Purchaser with respect to the Employees will timely give all notices required to be given under WARN or other similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff or as otherwise required by any such statute. For this purpose, Purchaser shall be deemed to have caused a mass layoff if the mass layoff would not have occurred but for Purchaser's failure to offer to employ the Employees in accordance with the terms of this Agreement.

          5.6 Further Assurances. At any time after the Closing Date, Sellers, on the one hand, and Purchaser, on the other hand, shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Purchaser or Sellers, as the case may be, and necessary for them or it to satisfy their or its respective obligations hereunder or obtain the benefits contemplated hereby.

          5.7 Use of Corporate Name and Symbol; Technology and Transition License Agreement.
          (a) Except as set forth in the agreement referred to in subsection (b) of this Section 5.7, after the Closing, Purchaser shall not use the Mobil Marks or the Composite Marks.
          (b) On the Closing Date, Purchaser and Sellers shall execute and deliver an agreement (the "Technology and Transition License Agreement"), attached as Exhibit A hereto, governing (i) Purchaser's rights to use the Mobil Marks and the Composite Marks on products, labels, packaging and promotional materials following the Closing Date and (ii) the following technology licenses between Purchaser and Sellers: (x) a license from Sellers to Purchaser under the Stretch Film Patents (the "Stretch Film License"); (y) a license from Sellers to Purchaser under the Grocery Sack Patent (the "Grocery Sack License"); and (z) a license from Purchaser to Sellers with respect to certain of the Intellectual Property.

          5.8 Transition Services. On the Closing Date, Purchaser shall execute and deliver, and Sellers or an Affiliate of Sellers shall execute and deliver, a transition services agreement (the "Transition Services Agreement"), attached as Exhibit B hereto, pursuant to which, for a period of 12 months following the Closing Date (with the option of Purchaser to extend for six additional one-month periods to the extent reasonably practicable for Sellers), Sellers or such Affiliate of Sellers shall make available to Purchaser the support and administrative services currently being provided to the Plastics Business on a basis, and for a price, substantially consistent with the recent historical practice of Sellers, including, without limitation, computer and data-processing services and any software associated therewith.

          5.9 Macedon Technical Center Shared Facilities Agreement. On the Closing Date, Purchaser and Mobil Oil shall execute and deliver an agreement (the "Macedon Technical Center Shared Facilities Agreement") pursuant to which Purchaser shall be permitted to utilize a portion of the Macedon Technical Center substantially on the terms set forth in Exhibit C hereto.

          5.10 Macedon Plant Essential Services Agreement. On the Closing Date, Purchaser and Mobil Oil shall execute and deliver an agreement (the "Macedon Plant Essential Services Agreement") pursuant to which Purchaser shall provide certain essential services to Mobil Oil's films business at the portion of the Macedon Plant not included in the Owned Real Property, including power, fireloop and resin handling, and Purchaser and Sellers shall allocate certain responsibilities for liabilities related to the Macedon Plant, on commercially reasonable terms mutually acceptable to Purchaser and Mobil Oil.

          5.11 Certain Matters Related to Excluded Liabilities and Assumed Liabilities.
          (a) Sellers shall have the right, which may be exercised in their sole discretion, to manage and control the handling of, to assume the defense of and to settle or otherwise compromise claims relating to Excluded Liabilities where settlement involves only the payment of monetary damages, it being understood that with respect to other settlements of claims relating to Excluded Liabilities, Purchaser shall have the right to consent to the entry of any settlement, which consent shall not be unreasonably withheld.
          (b) With respect to all Excluded Liabilities, the Purchaser Indemnified Parties shall cooperate with Sellers, provide Sellers as promptly as possible with notices and other information received by such parties as well as all relevant materials, information and data requested by Sellers and shall grant Sellers, without charge, reasonable access to employees of the Plastics Business and, in the case of Excluded Environmental Liabilities, to the Owned Real Property and the Leased Real Property, including the right to conduct environmental tests thereon and to take samples therefrom. In addition, with respect to Excluded Environmental Liabilities, Sellers shall have the right to control the development and implementation of required remediation, including negotiations and settlements with regulators and the retention of consultants and other professionals. If Sellers exercise their right to control, Sellers shall consult with Purchaser concerning all phases of the remediation process, including the preparation of reports, review of analytical data, and meetings with regulators. Purchaser may attend meetings with regulators but Purchaser will not meet with regulators without Sellers in attendance. Sellers may not exercise their control in any manner that unreasonably interferes with Purchaser's operation of the Plastics Business.

          With respect to environmental liabilities that are not Excluded Environmental Liabilities, with respect to any material matters that may reasonably be expected to trigger

Sellers' obligations pursuant to Section 2.4(b)(iii), Purchaser shall consult with Sellers concerning (but Sellers shall not have the right to control) all phases of the investigation, remediation, and monitoring process. The Purchaser Indemnified Parties agree not to defend, settle, compromise or make any payments with respect to claims relating to Excluded Liabilities.
          (c) With respect to the Assumed Liabilities, the Seller Indemnified Parties shall cooperate with Purchaser, at Purchaser's expense, in contesting or defending any charge, complaint, action, suit or hearing included in the Assumed Liabilities, and shall provide Purchaser as promptly as possible with notices and other information received by such parties as well as all relevant materials, information and data requested by Purchaser, and shall grant Purchaser, without charge, reasonable access to Sellers' and Sellers' Affiliates' employees.
          (d) Sellers acknowledge and agree that the Transferred Assets include all attorney-client, work product and other legal privileges (to the extent that such transfer does not waive or otherwise compromise such privileges) Relating to the Transferred Assets and the Assumed Liabilities to which Sellers or any of their Affiliates may be entitled, and that from and after the Closing Date

Purchaser shall be exclusively entitled to control the assertion and waiver of all such privileges.

          5.12 Employee Matters. Mobil Oil and Purchaser agree to utilize the alternative procedure set forth in Revenue Procedure 84-77, 1984-2 C.B. 753, with respect to wage reporting. Mobil Oil shall cooperate with Purchaser and furnish Purchaser with all information needed to prepare and file any wage reporting form.

          5.13  Tax Matters.

          (a) Sellers shall prepare and file, or cause to be prepared and filed, all Tax Returns Related to the Transferred Assets and the Plastics Business which (i) are required to be filed on or before the Closing Date, and
(ii) pertain to Taxes which are required by law to be paid or filed by Sellers and the failure to pay would result in an Encumbrance on the Transferred Assets. Purchaser shall prepare and file all Tax Returns for Transfer Costs and which otherwise Relate to the Transferred Assets.
          (b) After the Closing Date, each of Sellers and Purchaser shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other's respective agents, including accounting firms and legal counsel, in connection with the preparation or audit of any Tax Return, amended Tax Return, claim for refund and any tax claim or litigation in respect of the Transferred Assets and the Plastics Business that include whole or partial taxable periods, activities, operations or events on or prior to the Closing Date, which cooperation shall include, but not be limited to, making available to the other all Books and Records in their possession relating to liabilities for Taxes associated with the Transferred Assets and the Plastics Business, except as limited by this Agreement. Sellers and Purchaser shall also make available to the other as reasonably requested and available, personnel responsible for preparing, maintaining and interpreting information, Records and documents in connection with Taxes as well as related litigation. Any information provided or obtained under this Section 5.15 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or reports, refund claims, audits, tax claims and litigation.
          (c) At the Closing, Mobil Canada and Purchaser, or Purchaser's assignee, shall jointly execute an election under Section 167 of the Excise Tax Act (Canada) to have the sale of the Transferred Assets and other assets of Mobil Canada being transferred hereunder take place on a tax-free basis under
Part IX of such Act; and Mobil Canada shall file such election with its tax return for the reporting period in which the Closing takes place.
          (d) At the Closing, Mobil Canada shall provide Purchaser, or Purchaser's assignee, with a certificate executed by an officer of Mobil Canada or other evidence reasonably satisfactory to Purchaser, or Purchaser's assignee, that all Taxes required to be paid by Mobil Canada under the Retail Sales Tax Act (Ontario) and similar legislation where Mobil Canada does business in Canada, other than Taxes not yet due and payable or being contested in good faith, have been paid.
          (e) Mobil Canada shall cooperate with Purchaser, or Purchaser's assignee, in the making by Purchaser, or Purchaser's assignee, of an election under Section 22 of the Income Tax Act (Canada).
          (f) At the Closing, Purchaser or Purchaser's assignee shall deliver to Mobil Canada an exemption certificate under the Retail Sales Tax Act (Ontario) in respect of the Transferred Assets or any other assets acquired from Mobil Canada which are not subject to Tax under that Act.

          5.14 Books and Records. Subject to Section 2.2(j), within 15 days after the Closing Date, Sellers shall deliver, or cause to be delivered, to Purchaser possession of all of the Books and Records, or copies thereof in the possession of Sellers and their Affiliates. Without limiting the generality of the foregoing, Sellers shall deliver to Purchaser all copies, and Sellers shall not retain any copies, of any privileged or work product documents so delivered to Purchaser. Sellers shall preserve and keep the Books and Records not included in the Transferred Assets pursuant to Section 2.2(j), if any, until the expiration of any applicable statutes of limitations or extensions thereof and as otherwise required by law, but in any event for not less than five years after the Closing Date. Purchaser and Sellers shall make available to the other for inspection and copying during normal business hours, in connection with the preparation of Tax returns, audits and litigation and other matters related to the Plastics Business, all Books and Records, as well as, in the case of Sellers, all Tax Records (as defined below) in their possession. Notwithstanding the foregoing, Purchaser and Sellers may dispose of such Books and Records and Tax Records provided that ninety days' advance written notice of intent to dispose is given to the other beforehand. Such notice shall be delivered in accordance with the notice provisions set forth in this Agreement and shall include a list of the Books and Records or Tax Records to be disposed of which shall describe each book, file or other record accumulation being disposed of in reasonable detail. Each party so notified shall have the opportunity, at its cost and subject to applicable law, to copy or remove, within such ninety day period, all or any part of such Books and Records or Tax Records. For the purpose of this Section 5.14, "Tax Records" shall include, without limitation, journal vouchers, cash vouchers, general ledgers, material contracts, and authorizations for expenditures (AFEs).

          5.15 Covenant Not to Compete. (a) For a period of ten years from and after the Closing Date, except through an acquisition permitted by Section 5.15(c), neither of the Sellers nor any of their Affiliates shall engage anywhere in the world in the business currently engaged in by the Plastics Business; provided, however, that Sellers and their Affiliates shall be permitted to engage in the stretch film business outside of North America.
          (b) Purchaser acknowledges and agrees that neither this Agreement nor the Technology and Transition License Agreement shall restrict any buyer of any assets or businesses of Sellers or any of their Affiliates from entering or conducting any business, including the business of the Plastics Business, subject only to Purchaser's rights under the Stretch Film Patents in North America and the non-transferability of the Intellectual Property.
          (c) For a period of three years from and after the Closing Date, neither Sellers nor any of their Affiliates will acquire (by asset purchase, stock purchase, merger, consolidation or otherwise) a Person which is primarily engaged in substantially the same business as is currently engaged in by the Plastics Business.
          (d) For a period of three years from and after the Closing Date, neither Sellers nor any of their Affiliates will hire any Employee who was a key executive or key technical professional of the Plastics Business and who was offered employment by Purchaser.
          (e) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.15 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision with a term or provision and this Agreement will be enforceable as so modified.
          (f) If any of Sections 5.15(a), (c) or (d) is breached by Sellers or any of their Affiliates, then the time period set forth in the section so breached shall be extended by an additional period of time equal to the duration of such breach.

          5.16 Confidentiality. Sellers shall not, and shall not permit any of their Affiliates, to knowingly provide or make available, directly or indirectly, any confidential or proprietary information used exclusively in to the Plastics Business. Sellers shall cooperate with Purchaser, at Purchaser's expense, in any efforts by Purchaser to enforce any non-disclosure or confidentiality agreements included in the Contracts, including without limitation any confidentiality agreements with employees and agents of Sellers and with any prospective purchasers of the Plastics Business. If any confidentiality or nondisclosure agreements of Sellers Relating to the Plastics Business are, by their terms, non-assignable, Sellers shall, at the request and expense of Purchaser, take all actions reasonably requested by Purchaser to enforce such agreement.

                                  ARTICLE VI

                             CONDITIONS TO CLOSING

          6.1 Conditions to the Obligations of Purchaser and Sellers. The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

          (a) HSR Act and Canadian Act. All filings under the HSR Act and the Canadian Act shall have been made and any required waiting period under such laws (including any extensions thereof obtained by request or other action of any governmental authority) applicable to the transactions contemplated hereby shall have expired or been earlier terminated. If the transactions contemplated herein are reviewable under the Investment Canada Act, the Minister, as defined in such Act, shall have been satisfied or deemed to have been satisfied prior to the Closing Date that the transactions contemplated herein are likely to be of "net benefit" to Canada.

          (b) No Injunctions. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect on the Closing Date and prohibits the consummation of the Closing, and no proceeding for such a statute, rule, regulation, judgment, decree, injunction or other order shall have been instituted by a governmental authority.
          (c) Consents and Approvals. All Required Approvals shall have been obtained.

          6.2 Conditions to the Obligations of Purchaser. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing, of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Sellers contained herein that are qualified as to materiality shall have been true and correct when made and shall be true and correct as of the Closing, as if made as of the Closing, and the representations and warranties of Sellers contained herein that are not qualified as to materiality shall be true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, as if made as of the Closing (except, in each case, that representations and warranties that are made as of a specific date need be true and correct or true and correct in all material respects, as the case may be, only as of such date), and Purchaser shall have received certificates to such effect dated the Closing Date and executed by a duly authorized officer of each Seller.
          (b) Covenants. The covenants and agreements of Sellers to be performed on or prior to the Closing shall have been duly performed in all material respects, and Purchaser shall have received certificates to such effect dated the Closing Date and executed by a duly authorized officer of each Seller.
          (c) Legal Opinions. Purchaser shall have received the opinions of Sellers' counsel, dated as of the Closing Date, addressed to Purchaser substantially to the effect set forth in Annex 6.2(c) hereto.
          (d) Other Agreements. Sellers, or an Affiliate of Sellers, as the case may be, shall have executed and delivered the Ancillary Agreements and the other documents referred to in Section 2.9.
          (e) No Material Adverse Change. Since the date of the Balance Sheet, neither the Transferred Assets nor the Plastics Business shall have suffered a Material Adverse Change.

          6.3 Conditions to the Obligations of Sellers. The obligation of Sellers to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing, of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Purchaser contained herein that are qualified as to materiality shall have been true and correct when made and shall be true and correct as of the Closing, as if made as of the Closing, and the representations and warranties of Purchaser contained herein that are not qualified as to materiality shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, as if made as of the Closing (except, in each case, that representations and warranties that are made as of a specific date need be true and correct or true and correct in all material respects, as the case may be, only as of such date), and Sellers shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Purchaser.
          (b) Covenants. The covenants and agreements of Purchaser to be performed on or prior to the Closing shall have been duly performed in all material respects, and Sellers shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Purchaser.
          (c) Legal Opinions. Sellers shall have received the opinions of the Purchaser's counsel, dated as of the

Closing Date, addressed to Sellers substantially to the effect set forth in Annex 6.3(c) hereto.
          (d) Other Agreements. Purchaser shall have executed and delivered the Ancillary Agreements and all other documents referred to in Section 2.8.

                                  ARTICLE VII

                           SURVIVAL; INDEMNIFICATION

          7.1 Survival. The representations and warranties of Sellers contained in this Agreement shall survive the Closing for the respective periods set forth in this Section 7.1. All of the representations and warranties of Sellers contained in this Agreement and all claims and causes of action with respect thereto shall terminate on June 30, 1997, except that (i) the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.5 and 3.16 shall have no expiration date, (ii) claims based on Assumed Liabilities or Excluded Liabilities shall have no expiration date (except as set forth in Section 2.4(b)), (iii) the representations and warranties in Section 3.8 and in
Section 3.13(d) related to Taxes shall survive until the expiration of the applicable statute of limitations and (iv) the representations and warranties in Sections 3.7(c) and 3.11 shall not survive the Closing. The representations and warranties of

Purchaser contained in this Agreement shall have no expiration date. In the event notice of any claim for indemnification under Section 7.2(a) or Section 7.3(a)(i) is given (within the meaning of Section 9.1) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

          7.2 Indemnification by Purchaser. Purchaser hereby agrees that it shall indemnify, defend and hold harmless Sellers, their Affiliates and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns (the "Seller Indemnified Parties") from, against and in respect of any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, Taxes, interest, penalties, and reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring) (collectively, the "Losses") imposed on, sustained, incurred or suffered by or asserted against any of the Seller Indemnified Parties, directly or indirectly, relating to or arising out of (i) any breach of any representation or warranty made by

Purchaser contained in this Agreement for the period such representation or warranty survives, (ii) the Assumed Liabilities, and (iii) the breach of any covenant or agreement of Purchaser contained in this Agreement. Sellers acknowledge that Section 2.3(d) and this Article VII constitute Sellers' sole remedy with respect to any of the matters referred to herein including, without limitation, any Losses or liability under any Environmental Law or with respect to any Hazardous Substance to the extent such Losses constitute Assumed Liabilities, and expressly waives any other rights or causes of action, including under any Environmental Law or with respect to any claim involving the presence of or exposure to any Hazardous Substance.

          7.3  Indemnification by Sellers.
          (a) Sellers hereby agree, jointly and severally, that they shall indemnify, defend and hold harmless Purchaser, its Affiliates and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees (other than the Employees) and their heirs, successors and assigns (the "Purchaser Indemnified Parties" and, collectively with the Seller Indemnified Parties, the "Indemnified Parties") from, against and in respect of any Losses imposed on, sustained, incurred or suffered by or asserted against any of the

Purchaser Indemnified Parties, directly or indirectly, relating to or arising out of (i) subject to Section 7.3(b), any breach of any representation or warranty made by Sellers contained in this Agreement for the period such representation or warranty survives, (ii) all Excluded Liabilities, (iii) subject to Section 7.3(b), the breach of any covenant or agreement of either Seller contained in this Agreement and (iv) the failure of Sellers to comply with any applicable bulk sale or bulk transfer laws or similar laws (other than Losses arising as a result of Purchaser's failure to discharge any Assumed Liabilities); it being understood that for purposes of the right of the Purchaser Indemnified Parties to indemnification pursuant to Section 7.3(a)(i), the representations and warranties of Sellers contained herein shall not be deemed qualified by any references to materiality or to whether or not any such breach results or may result in a Material Adverse Effect. Purchaser acknowledges that Section 2.4(b) and this Article VII constitute Purchaser's sole remedy with respect to any of the matters referred to herein including, without limitation, any Losses or liability under any Environmental Law or with respect to any Hazardous Substance to the extent such items constitute Excluded Liabilities, and expressly waives any other rights or causes of action, including under any Environmental Law or with respect to any claim involving the presence of or exposure to any Hazardous Substance.
          (b) Sellers shall not be liable to the Purchaser Indemnified Parties for any Losses with respect to the matters contained in Sections 7.3(a)(i) and (except with respect to Section 5.6, 5.11, 5.14, 5.15 or 5.16) Section 7.3(a)(iii) except to the extent (and then only to the extent) the Losses therefrom exceed an aggregate amount equal to $20 million, and then only for all such Losses in excess thereof up to an aggregate amount equal to $127 million.

          7.4 Indemnification Procedures. With respect to third-party claims, all claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 7.4. In the event that any written claim or demand for which Purchaser or either Seller, as the case may be (an "Indemnifying Party"), would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than 15 days following such Indemnified Party's receipt of such claim or demand, notify the Indemnifying Party of such claim or demand, describe such claim or demand in reasonable detail, including the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) and provide the Indemnifying Party with copies of any notice or other document received from or with any third party, including tax authorities, in respect of any such matters (the "Claim Notice"); provided, however, that the failure to receive timely notice (other than a notice not given within the two-year or seven-year period of Section 2.4(b)) shall not relieve an Indemnifying Party of its obligations hereunder except and to the extent that such delay actually prejudices its ability to defend or contest the matter on which such claim or demand is based. The Indemnifying Party shall have 60 days (or, if shorter, until five days before any response is required to be filed if such claim involves a suit or proceeding by a third party) from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party (a) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (b) whether or not it desires to defend the Indemnified Party against such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the

Indemnifying Party; provided, however, that the amount of such costs and expenses that shall be a liability of the Indemnifying Party hereunder shall be subject to the limitations set forth in Section 7.3(b). Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, and actively defends the Indemnified Party by appropriate actions, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand on a basis which (a) would result in the imposition of a consent order, injunction, agreement, ruling or decree which would, or could reasonably be expected to, restrict the future activity or conduct of the Indemnified Party or any Subsidiary or Affiliate thereof or (b) would not include a general release in favor of the Indemnified

Party with respect to the matter underlying the claim or demand. If the Indemnifying Party elects not to defend, or does not actively defend by appropriate actions, the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (including the reasonable costs and expenses pertaining to the successful and unsuccessful portions of such defense), shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in Section 7.3(b). To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third-party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall use its best efforts in the defense of all such claims.

          7.5 Characterization of Indemnification Payments. All amounts paid by Purchaser or Sellers, as the case may be, under Article II (other than Section 2.7(b)), Article V or this Article VII shall be treated as adjustments to the Purchase Price for all Tax purposes.

          7.6 Computation of Losses Subject to Indemnification. The amount of any Loss for which indemnification is provided under this Article VII shall (i) be computed net of any insurance proceeds taking into account Tax benefits or detriments received or incurred by the Indemnified Party in connection with such Loss and (ii) exclude consequential, exemplary, special and punitive damages and lost profits.

                                  ARTICLE VIII

                                  TERMINATION

          8.1 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by agreement of Purchaser and Sellers;
          (b) by either Purchaser, on the one hand, or Sellers, on the other hand, by giving written notice of such termination to the other, if the Closing shall not have occurred on or prior to November 30, 1995; provided that the terminating party is not in material breach of its obligations under this Agreement;
          (c) by either Purchaser, on the one hand, or Sellers, on the other hand, if there shall be in effect any Law that prohibits the consummation of the Closing or if consummation of the Closing would violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or
          (d) by either Purchaser, on the one hand, or Sellers, on the other hand, if, as a result of action or inaction by Sellers (in which event Purchaser shall have the right to terminate) or Purchaser (in which event Sellers shall have the right to terminate), the Closing shall not have occurred on or prior to the date that is 10 Business Days following the date on which all of the conditions to the Closing set forth in Article VI are satisfied or waived.

          8.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this
Section 8.2 and in Sections 9.1, 9.7, 9.8, 9.9 and 9.10, and except that nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination.

                                  ARTICLE IX

                                 MISCELLANEOUS

          9.1 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by telecopier; provided that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

          To Purchaser:

                           TENNECO INC.
                           1010 Milam Street
                           Houston, Texas  77002
                           Telephone:  (713) 757-2131
                           Telecopy:   (713) 757-3581
                           Attn:  Corporate Secretary

          With a copy to:

                           PACKAGING CORPORATION OF AMERICA
                           1603 Orrington Avenue
                           Evanston, Illinois  60204
                           Telephone:  (708) 492-4402
                           Telecopy:   (708) 570-3044
                           Attn:  General Counsel

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          To Sellers:

                           MOBIL OIL CORPORATION
                           3225 Gallows Road
                           Fairfax, Virginia  22037
                           Telephone: (703) 846-3000
                           Telecopy:  (703) 846-1476
                           Attn:  S.H. Gillespie, Esq.

          With a copy to:

                           WEIL, GOTSHAL & MANGES
                           767 Fifth Avenue
                           New York, New York  10153
                           Telephone:  (212) 310-8000
                           Telecopy:   (212) 310-8007
                           Attn:  Ellen J. Odoner, Esq.


          9.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and each Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as set forth herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

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          9.3  Assignment.  No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that Purchaser may assign its rights hereunder to one or more of its direct or indirect wholly-owned Subsidiaries; provided, however, that no such assignment shall relieve Purchaser of its obligations hereunder.

          9.4 Entire Agreement. This Agreement (including all Schedules and Annexes hereto and the Ancillary Agreements) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which will remain in full force and effect for the term specified therein.

          9.5 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

          9.6 Parties in Interest. Subject to Section 5.15(b), this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective

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successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Sellers or their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

          9.7 Public Disclosure. Notwithstanding anything herein to the contrary, each of the parties to this Agreement hereby agrees with the other party or parties hereto that, except as may be required for tax purposes or to comply with the requirements of any applicable Laws or the rules and regulations of each stock exchange upon which the securities of one of the parties (or its Affiliate) is listed, no press release or similar public announcement or communication shall ever, whether prior to or subsequent to the Closing, be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by all parties hereto. The parties shall consult and reasonably cooperate with each other concerning any disclosure made pursuant to the exception in the preceding sentence.

          9.8 Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to Sellers all Books and Records furnished by Sellers, the

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Plastics Business or any of their respective agents, employees or representatives (including all copies, if any, thereof), and shall not use or disclose the information contained in such Books and Records for any purpose or make such information available to any other entity or person.

          9.9 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

          9.10 Schedules. The disclosure of any matter in any schedule to this Agreement shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be expected to be pertinent, but shall expressly not be deemed to constitute an admission by Purchaser or either Seller or to otherwise imply that any such matter is material for the purposes of this Agreement.

          9.11 Bulk Transfer Laws. Purchaser acknowledges that Sellers have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer laws or similar laws.

          9.12 GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT SHALL BE GOVERNED BY,

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AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  EACH PARTY
HERETO SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WAIVES ANY OBJECTION TO LAYING
VENUE IN SUCH COURT, WAIVES ANY OBJECTION THAT SUCH COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY HERETO AND AGREES THAT
SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 9.1 OF THIS AGREEMENT.

          9.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

          9.14 Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

          9.15 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application

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thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

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          IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

                         MOBIL OIL CORPORATION


                         By:   /S/  STEPHEN D. PRYOR
                            --------------------------------
                            Name:   Stephen D. Pryor
                            Title:  Vice President, Mobil Chemical Company (a
                                    division of Mobil Oil Corporation),
                                    Attorney-in-Fact


                         MOBIL CHEMICAL CANADA LIMITED


                         By:   /S/  STEPHEN D. PRYOR
                            --------------------------------
                            Name:   Stephen D. Pryor
                            Title:  Vice President, Mobil Chemical Company (a
                                    division of Mobil Oil Corporation),
                                    Attorney-in-Fact


                         TENNECO INC.


                         By:   /S/  STACY DICK
                            -------------------------------
                            Name:   Stacy Dick
                            Title:  Senior Vice President


                         PACKAGING CORPORATION OF AMERICA


                         By:   /S/  PAUL T. STECKO
                            -------------------------------
                            Name:   Paul T. Stecko
                            Title:  President and Chief
                                    Executive Officer

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          EXHIBITS, SCHEDULES AND ANNEXES TO ASSET PURCHASE AGREEMENT

In accordance with Item 601(b)(2) of Regulation S-K, the Exhibits, Schedules and Annexes to the Asset Purchase Agreement are not being filed herewith. A list of such omitted Exhibits, Schedules and Annexes appears in the Table of Contents to the Asset Purchase Agreement. The Registrant will furnish supplementally a copy of any omitted Exhibits, Schedules and Annexes to the Commission upon request.